Exhibit 5.1

April 14, 2026

Eva Live Inc.

2029 Century Park East, Suite # 400N

Los Angeles, CA

Re: Registration Statement on Form S-3, as amended (File No. 333-294416)

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the proposed offer and sale by Eva Live Inc., a Nevada corporation (the “Company”), of up to an aggregate of $100,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Placement Shares”), in an “at the market offering” as defined under Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-3 (File No. 333-294416) (the “Registration Statement”), originally filed by the Company under the Securities Act with the Securities and Exchange Commission (“SEC”) on March 18, 2026, and declared effective by the SEC on March 24, 2026, the base prospectus contained therein (the “Base Prospectus”), and the prospectus supplement relating to the proposed offer and sale of the Shares filed with the SEC on April 14, 2026, pursuant to Rule 424(b) of the rules and regulations promulgated under the Securities Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). We understand that the Shares are proposed to be offered and sold by the Company through Maxim Group LLC, as sales agent (the “Agent”), pursuant to the Equity Distribution Agreement, dated April 14, 2026, by and between the Company and the Agent (the “Equity Distribution Agreement”).

In connection with the registration of the Shares, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Articles of Incorporation and Bylaws of the Company, (ii) minutes and records of the corporate proceedings of the Company, (iii) the Registration Statement and the exhibits thereto, (iv) the Prospectus and (v) the Equity Distribution Agreement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.

Further, in connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the delivery of any of the Shares, there will not have occurred any change in the law or the facts affecting the validity of the Shares, (ii) at the time of the offer, issuance and sale of any Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, and (iii) no future amendments will be made to the company’s Articles of Incorporation that would be in conflict with or inconsistent with the Company’s right and ability to issue the Shares.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY |

10036 T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

We express no opinion regarding the effectiveness of any waiver or stay, extension or of unknown future rights. Further, we express no opinion regarding the effect of provisions relating to indemnification, exculpation or contribution to the extent such provisions may be held unenforceable as contrary to federal or state securities laws or public policy.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus and the Equity Distribution Agreement, will be validly issued, fully paid and non-assessable.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Shares.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York. Insofar as the matters covered by this opinion may be governed by the laws of other states we have assumed that such laws are identical in all respects to the laws of the State of New York.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit in the Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

SICHENZIA ROSS FERENCE CARMEL LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY |

10036 T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW